UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2017

DATARAM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	1-8266	22-18314-09
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Alexander Road, Suite 100, Princeton, NJ 08540

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (609) 799-0071

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.         Submission of Matters to a Vote of Security Holders.

The 2017 Special Meeting of the Shareholders (the “Special Meeting”) of Dataram Corporation (the “Company”) was held on March 30, 2017. A total of 2,781,451 shares of common stock constituting, a quorum, were present and accounted for at the Special Meeting. At the Special Meeting, the Company’s stockholders voted upon the following proposals:

(1) To approve the Agreement and Plan of Merger, as amended and restated, between the Company, Dataram Acquisition Sub, Inc., U.S. Gold Corp. (“USG”) and Copper King LLC and the issuance of an aggregate of (i) up to 45,880,820 shares of common stock (including shares of common stock issuable upon conversion of the Company’s to-be designated Series C Convertible Preferred Stock), (ii) options to purchase up to 925,833 shares of the common stock at an exercise price equal to $0.90 per share and (iii) warrants to purchase up to 1,809,436 shares of common stock at an exercise price of $0.66 per share as consideration for the acquisition of USG as well as the approval of a change in control resulting therefrom in accordance with The NASDAQ Stock Market Rules.

The proposal was approved and the votes were cast as follows:

For	Against	Abstain
2,747,493	32,993	965

(2) To approve a certificate of amendment to the Company’s Articles of Incorporation to increase the Company’s authorized number of shares of common stock and preferred stock to 200,000,000 shares from 54,000,000 shares and 50,000,000 shares from 5,000,000 shares, respectively; and

The proposal was approved and the votes were cast as follows:

For	Against	Abstain
2,563,469	213,691	4,291

(3) To grant the Company’s Board of Directors the authority, in its sole discretion, to approve an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of the Company’s issued and outstanding common stock by a ratio of not less than 1-for-2 and not more than 1-for-10 at any time prior to March 30, 2018, with the exact ratio to be set at a whole number within this range as determined by the Board.

The proposal was approved and the votes were cast as follows:

For	Against	Abstain
2,475,875	301,022	4,554

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATARAM CORPORATION

Dated: April 3, 2017	/s/ David A. Moylan
David A. Moylan
Chief Executive Officer